Exhibit 99.1

COMPANY	Arthur W. Hicks, Jr.
CONTACT:	President and COO
(508) 533-4300

FOR IMMEDIATE RELEASE

CYBEX ANNOUNCES 2008 RESULTS

MEDWAY, MA, February 10, 2009 — Cybex International, Inc. (NASDAQ: CYBI), a leading manufacturer of premium exercise equipment for the commercial and consumer markets, today reported results for its fourth quarter and year ended December 31, 2008.

Net sales for the fourth quarter of 2008 were $39.3 million compared to $44.5 million for the corresponding 2007 period. The Company reported a net loss for the fourth quarter of 2008 of $10.9 million, including an $11.3 million goodwill impairment charge, or $0.62 per diluted share, compared to net income of $3.0 million, or $0.17 per diluted share, for the corresponding 2007 period.

For the year ended December 31, 2008, net sales were $147.9 million compared to $146.5 million for 2007. The net loss for the year ended December 31, 2008 was $9.1 million, or $0.52 per diluted share, compared to net income of $9.8 million, or $0.55 per diluted share, for 2007.

The 2008 results include a fourth quarter non-cash non-deductible goodwill impairment charge of $11.3 million, or $0.64 per diluted share, triggered by declines in the Company’s stock price in the period. The write-off is in accordance with the requirements of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.” Various factors, principally the reduction in the Company’s market capitalization resulting from the decline in its stock price, resulted in a complete write-off of the carrying value of the goodwill. Without the goodwill impairment charge, net income would have been $373,000 or $0.02 per diluted share for the fourth quarter of 2008 and $2.2 million or $0.12 per diluted share for 2008 and operating income would have been $1.5 million for the fourth quarter of 2008 and $5.7 million for 2008.

During the third quarter of 2007, the Company reevaluated, in accordance with SFAS 109, the need for the remaining deferred tax valuation allowance originally established in 2002 and, based on this review, substantially reduced the reserve as of September 29, 2007. The reduction of the tax valuation allowance increased net income by $5.4 million, or $0.30 per diluted share, for the year ended December 31, 2007.

John Aglialoro, Chairman and CEO stated, “Q4 sales were down 12% compared to Q4 2007 and I expect Q1 2009 sales to be below Q1 2008. Fitness clubs appear to be cautious in making expansion investments and have reduced their capital expenditures. This is reflective, of course, of general economic conditions. Looking forward, while the Company is not certain how long these conditions will persist, we expect sales to rebound as the economy recovers. In the meantime, expenses are being closely monitored as they were throughout 2008, and some initiatives are being delayed until we are more confident of the sales horizon. Gross margin in the quarter continued to be negatively impacted by higher material costs compared to Q4 2007 although we have seen some decreases in commodity prices in Q1 2009.”

The Company will hold a conference call today. If you cannot participate in the call but wish to listen to it, you may login at CYBEX’s website at www.cybexintl.com. Under the category Company, click on Press, scroll to bottom and select Q4 Earnings Release Conference Call.

About CYBEX

Cybex International, Inc. is a leading manufacturer of premium exercise equipment for commercial and consumer use. The CYBEX product line includes a full range of both strength training and cardio training machines sold worldwide under the CYBEX brand. Products are designed and engineered using exercise science to reflect the natural movement of the human body. Accommodating users from the first-time exerciser to the professional athlete, CYBEX products are available for a wide range of facilities from commercial health clubs to home gyms. For more information on CYBEX and its product lines, please visit the Company’s website at www.cybexintl.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, economic conditions, the resolution of litigation involving the Company, and the ability of the Company to comply with the terms of its credit facilities. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Report on Form 10-K for the year ended December 31, 2007, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated April 4, 2008.

- Financial Tables to Follow -

CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Year Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Net sales	$39,260	$44,486	$147,929	$146,503
Cost of sales	27,650	29,274	99,940	95,683

Gross profit	11,610	15,212	47,989	50,820

As a percentage of sales	29.6%	34.2%	32.4%	34.7%

Selling, general and administrative expenses	10,081	9,691	42,321	42,224
Goodwill impairment charge	11,247	—	11,247	—

Operating income (loss)	(9,718)	5,521	(5,579)	8,596
Interest expense, net	245	379	1,176	963

Income (loss) before income taxes	(9,963)	5,142	(6,755)	7,633
Income tax expense (benefit)	911	2,150	2,333	(2,121)

Net income (loss)	$(10,874)	$2,992	$(9,088)	$9,754

Basic net income (loss) per share	$(0.62)	$0.17	$(0.52)	$0.56

Diluted net income (loss) per share	$(0.62)	$0.17	$(0.52)	$0.55

Shares used in computing basic net income (loss) per share	17,539	17,341	17,465	17,304

Shares used in computing diluted net income (loss) per share	17,539	17,745	17,465	17,781

-more-

CYBEX INTERNATIONAL, INC.

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(In thousands, except per share data)

(unaudited)

	Three Months Ended	Year Ended
	December 31, 2008	December 31, 2008
GAAP operating loss	$(9,718)	$(5,579)
Adjustments
Goodwill impairment charge	11,247	11,247

Non-GAAP operating income	1,529	5,668
Interest expense, net	245	1,176

Income before income taxes	1,284	4,492
Income tax expense	911	2,333

Non-GAAP net income	$373	$2,159

Basic and diluted net loss per share	$(0.62)	$(0.52)
Adjustments	0.64	0.64

Non-GAAP basic and diluted net income per share	$0.02	$0.12

Shares used in computing basic net income per share	17,539	17,465

Shares used in computing diluted net income per share	17,541	17,570

-more-

CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	December 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$1,628	$609
Accounts receivable, net	18,735	21,015
Inventories	13,465	13,803
Prepaid expenses and other	2,249	1,970
Deferred tax asset	4,685	4,325

Total current assets	40,762	41,722
Property and equipment, net	36,551	34,089
Deferred tax asset	8,698	10,718
Other assets	5,290	353
Goodwill	—	11,247

	$91,301	$98,129

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$1,882	$2,628
Accounts payable	5,965	7,021
Accrued expenses	11,986	13,887

Total current liabilities	19,833	23,536
Long-term debt	16,606	16,322
Other liabilities	9,411	3,229

Total liabilities	45,850	43,087
Stockholders’ equity	45,451	55,042

	$91,301	$98,129

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